Exhibit 4.24

RMB Working Capital Loan Contract (Unofficial English Translation)

China CITIC Bank Co., Ltd. — Hangzhou Xiaoshan Sub-branch | Contract No.: 2025 CITIC Bank Hangzhou-Xiaoshan-Zhijiang Loan No. 811088609255 (2025信银杭萧之贷字第811088609255号)

Signing Date: 5 Jun 2025 | Interest Commencement Date: 5 Jun 2025 | Maturity Date: 27 Dec 2025

Translator’s Note: This document is an unofficial English translation prepared for reference. It is based on OCR of the scanned Chinese contract. Where OCR is unclear, the translation uses best efforts and may mark items as [illegible]. In case of any inconsistency, the original Chinese text shall prevail.

1. Parties

Party A (Borrower)	Party B (Lender)
Company name: Hangzhou Woli Medical Technology Co., Ltd. (杭州沃俪医疗科技有限公司)
Legal representative: Wu Shuang (吴双)
Registered/Business address: Room 1002-6, Zhejiang Green Low-Carbon Technology Industrial Park, No. 869 Shanyin Road, Beigan Subdistrict, Xiaoshan District, Hangzhou, Zhejiang, PRC
Account-opening bank and account no.: China CITIC Bank Hangzhou Zhijiang Sub-branch (中信银行杭州之江支行) / 8110801013202503656	Lender: China CITIC Bank Co., Ltd. Hangzhou Xiaoshan Sub-branch (杭州萧山支行) Person in charge: Lou Haipeng (楼海鹏) Address: No. 1088 Jincheng Road, Xiaoshan District, Hangzhou, Zhejiang, PRC

2. Key Commercial Terms (Summary)

Loan type: Working capital loan (流动资金贷款).

Currency: RMB.

Principal amount: RMB 14,000,000.00 (in words: RMB Fourteen Million Only (人民币壹仟肆佰万元整)).

Loan term: from 5 Jun 2025 to 27 Dec 2025 (subject to the loan note/IOU for the specific drawdown).

Purpose: Daily operating turnover (日常经营周转). Loan proceeds must not be used for shareholder dividends, investment in financial assets/fixed assets/real estate/equity/securities, private lending, illegal fundraising, or any prohibited/regulated purposes.

Annual interest rate basis: Pricing Base Rate on contract signing date + 120 bps (1 bp = 0.01%). The loan uses an Actual/360 day-count convention.

Interest settlement: monthly on the 20th day; first interest settlement date: 20 June 2025.

Repayment: principal typically repaid at maturity (bullet), with interest paid per settlement schedule; early repayment subject to lender approval and fees as per the contract.

Governing law: Laws of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).

Dispute resolution: litigation before the competent People’s Court at the lender’s domicile (as selected in the contract).

3. Translation of Main Contract Articles (Condensed but Comprehensive)

Article 1 Loan Type

Party B agrees to provide Party A with a working capital loan under the terms of this contract.

Article 2 Loan Amount and Term

The loan principal is RMB 14,000,000.00. The loan term runs from the value date to the maturity date. The actual amount, value date, maturity date, and initial applicable rate for each drawdown shall be as recorded in the Unit Borrowing Voucher/IOU (借据), which forms an integral part of this contract.

Article 3 Purpose and Use of Funds

The loan is for daily business operations and turnover. Party A shall not change the purpose without Party B’s written consent. Party A shall not divert funds to dividends, investments (financial assets, fixed assets, real estate, equity, futures, securities, trusts, funds, guarantees, options, micro-lending, etc.), private lending, illegal fundraising, or any prohibited sector/purpose. Party A bears liability for any losses caused to Party B by misuse.

Article 4 Interest Rate and Interest Settlement

If the drawdown date is within six (6) months from the signing date, the interest rate equals the Pricing Base Rate on the signing date plus 120 basis points. The loan accrues interest from the actual drawdown/value date using Actual/360. If the loan balance changes, interest is calculated in segments by actual days. Interest is settled monthly on the 20th day (first settlement date: 20 June 2025, or 20th of the relevant month/quarter as selected in the contract). Party A irrevocably authorizes Party B to debit the designated account for interest and other amounts due; insufficient funds constitutes overdue payment.

Article 5 Disbursement and Payment of Loan Proceeds

Disbursement is subject to satisfaction of conditions precedent (as stipulated and/or required by Party B). Party A shall submit a drawdown plan; Party B may review and adjust disbursement arrangements and may suspend/terminate disbursement upon occurrence of specified adverse events (e.g., credit deterioration, material adverse change, misuse risk, etc.). Loan funds are credited to Party A’s designated account and may be paid to transaction counterparties in accordance with entrusted payment/authorized payment requirements and regulatory rules.

Article 6 Repayment

The loan may be repaid by scheduled repayment and/or maturity (bullet) repayment as selected. Party A shall maintain sufficient funds in the designated account for automatic debit. Early repayment requires Party A to apply in advance and obtain Party B’s written consent; Party B may charge fees and may set minimum amounts/times for early repayment.

Article 7 Fees, Penalty Interest and Compound Interest

If Party A fails to pay principal/interest/fees when due, Party B may charge penalty interest and compound interest as agreed. Penalty/compound rates follow the interest rate adjustment mechanism stated in Article 4.

Article 8 Security / Guarantee

Where this loan is secured, Party A’s obligations are additionally supported by guarantee/collateral documents (担保文件). Party A shall ensure the security documents remain valid and effective and that no adverse events affecting realization of Party B’s rights occur. If security deteriorates or becomes insufficient, Party B may require additional security or declare early maturity.

Article 9 Representations and Warranties of Party A

Party A warrants lawful establishment, valid authorizations and approvals, authenticity and completeness of all submitted documents, no violation of laws/regulations, no material disputes or enforcement actions materially affecting repayment, and that providing this loan does not breach any other agreements.

Article 10 Covenants

Party A shall: use funds in compliance; provide financial/operational information; accept inspections; maintain normal operation; promptly notify Party B of material adverse events; refrain from disposing of major assets, providing external guarantees, or undertaking significant financing arrangements without prior consent where required by the contract.

Article 11 Events of Default

Events of default include (non-exhaustive): non-payment; breach of purpose; false statements; major adverse change; illegal operation; material litigation/enforcement; deterioration of creditworthiness; unauthorized transfer of obligations; or other events agreed as default.

Article 12 Remedies

Upon default, Party B may: suspend disbursement; demand rectification; declare early maturity; accelerate all amounts due; debit accounts; enforce security; and take other lawful measures. Party B’s exercise of rights does not waive other remedies.

Article 13 Accounts

Party A shall open and maintain the accounts designated by Party B for disbursement and repayment. Party B may conduct monitoring and authorized debits under applicable laws and the contract.

Article 14 Assignment

Without Party B’s written consent, Party A shall not transfer any rights or obligations under this contract or its attachments. If Party A transfers obligations to a third party, it must provide guarantor consent/continued guarantee or new security, and obtain Party B’s written consent.

Article 15 Effectiveness, Amendment and Termination

This contract takes effect upon signature/seal by authorized representatives. After effectiveness, neither party may unilaterally amend or terminate except as provided; amendments/termination require written agreement.

Article 16 Governing Law and Dispute Resolution

PRC law applies. Disputes shall be resolved through consultation; failing which, litigation shall be brought before the People’s Court with jurisdiction at Party B’s domicile (as selected in the contract).

Article 17 Force Majeure

Force majeure means unforeseeable, unavoidable and insurmountable events (e.g., war, riot, severe flood, fire, earthquake, etc.) that prevent performance. The affected party shall notify the other party and provide evidence; liabilities may be reduced/exempted to the extent allowed by law.

Article 18 Notices and Service

The parties confirm service addresses and contacts. Notices and legal documents may be served by mail/courier, fax, email, WeChat or personal delivery, with deemed service rules as stated in the contract. If a party changes its address without timely notice, service to the last confirmed address is deemed valid.

4. Notice Addresses (as shown in the contract)

Party A (Borrower):

Address: Room 1002-6, Zhejiang Green Low-Carbon Technology Industrial Park, No. 869 Shanyin Road,

Beigan Subdistrict, Xiaoshan District, Hangzhou, Zhejiang
Postal code: 311200
Contact: Wang Chuyao (王楚瑶)
Tel: 15879002502
Mobile: 15879002502
Email: / (not specified)

Party B (Lender):

Address: No. 1088 Jincheng Road, Xiaoshan District, Hangzhou, Zhejiang
Postal code: 311200
Contact: Wang Pei (王佩)
Tel: 0571-82725322
Fax: 0571-82725322
Email: / (not specified)

5. Attachments (Translated Captions)

Attachment: Irrevocable Loan Fund Payment Entrustment / Authorized Payment Instruction (blank form in the original).

Attachment: Unit Borrowing Voucher/IOU (借款凭证) — key fields are summarized above.

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